Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-135048 and 333-151965) of Town Sports International Holdings, Inc. of our report dated March 3, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K .

/s/  PricewaterhouseCoopers LLP

New York, NY
March 3, 2009